Exhibit 4.128

BOCOM INTERNATIONAL SECURITIES LIMITED

PLACING LETTER

Private & Confidential

TO	: KONGZHONG CORPORATION

ATTN	:

FAX	:

DATE	: 26 May 2015

REVISED

Ladies and Gentlemen,

PLACING (THE “PLACING”) CONSISTING OF A MAXIMUM OF 19,041,900 NEW SHARES OF NOMINAL VALUE US$0.0001 EACH (THE “PLACING SHARES”) IN THE SHARE CAPITAL OF FORGAME HOLDINGS LIMITED (THE “COMPANY”) AT A PLACING PRICE OF HK$16.50 PER PLACING SHARE BY BOCOM INTERNATIONAL SECURITIES COMPANY LIMITED

We are appointed by the Company to act as the placing agent in relation to the Placing.

We refer to the exchange of emails you have had earlier with our representative on 22 May 2015 in relation to the Placing. It is noted that a contract was concluded between you and ourselves, acting as agents on behalf of the Company on the basis of customary placing terms, a copy of which has been sent to you at 22 May 2015. Pursuant to this contract, you agreed to the following:

1	You have agreed to subscribe in cash 3,606,700 Placing Shares (the “Allocated Shares”) and to make payment of HK$59,812,685.06 (being the full amount of the consideration representing the aggregate placing price for the Allocated Shares (the “Total Consideration”)) in accordance with the terms hereof and subject only to the placing agreement (the “Placing Agreement”) between the Company and us dated 22 May 2015 not having been terminated by us in accordance with their terms and the granting of approval for listing in respect of the Placing Shares by The Stock Exchange of Hong Kong Limited (the “ Hong Kong Stock Exchange ”). Your agreement is an absolute, binding and irrevocable commitment. If the Company fails to perform their obligations under the Placing Agreement or we exercise our right to terminate the Placing Agreement, the placement of the Allocated Shares to you may be terminated and if so, we will notify you as soon as possible, in which case all obligations and liabilities arising in connection with the placement of the Allocated Shares to you shall cease and be terminated. In such circumstances, any amount received from you in respect of the Allocated Shares will be refunded (without interest), and you will have no further claim against us.

2	Settlement in relation to the Allocated Shares will be effected on a delivery versus payment basis in the Central Clearing and Settlement System (“CCASS”) operated by Hong Kong Securities Clearing Company Limited. Payment of the full amount specified above must be made for value by 09:30 a.m. (Hong Kong time) on 5 June 2015 (being the eighth business day after the date of Placing Agreement) or such later date as we may notify to you with one business day prior notice (the “Shares Payment Date”). You must effect settlement through CCASS on a delivery versus payment basis. Our CCASS account details are as follows:-

CCASS Participant:	BOCOM International Securities Limited

CCASS Participant ID:	B01842

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BOCOM INTERNATIONAL SECURITIES LIMITED

Contact Person:	Carven Lu / Ken She
(Tel No.: +852 2977 9372 / 9374)

3	If there is any delay in payment of the Total Consideration, we may at our option:

(a)	be deemed to have your instructions and authority to pay on your behalf the Total Consideration for the Allocated Shares, in which event you will reimburse us therefor. In addition, we may charge default interest at 5% per annum over one month HIBOR; or

(b)	terminate the contract recorded in this letter and in such event all obligations and liabilities on the part of the Company and ourselves arising in connection herewith shall cease and terminate but without prejudice to any claim which they or we may have against you arising out of your failure to comply with your obligations hereunder.

4	All Allocated Shares will be deposited in CCASS, therefore no share certificates will be issued to you. We have your irrevocable authority to arrange for and/or effect registration of the Allocated Shares allocated to you in the name of HKSCC Nominees Limited for credit into your investor participant stock account or your designated CCASS participant’s stock account as indicated by you on the enclosed Form of Acknowledgement. If you fail to return the Form of Acknowledgement, including Part 2 thereof prior to 5:00p.m. on 26 May 2015, the Company and we shall have the right not to allocate any Placing Shares to you and your Allocated Shares may, at our discretion, be allocated to other placees. If we choose in our sole discretion not to exercise this right, your Allocated Shares will be credited to our CCASS account (as your nominee) and the costs of any subsequent transfer to you will be payable by you.

5	By agreeing to subscribe for the Allocated Shares, you have represented and acknowledged your agreement that:

(a)	you are not within the United States and are not a U.S. person (within the meaning of Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), you are not purchasing the Placing Shares, or the beneficial interest therein, for the account or benefit of a U.S. person (within the meaning of Regulation S) and you are purchasing such Placing Shares, or the beneficial interest therein, in a transaction made only in accordance with Rule 903 of Regulation S;

(b)	you are not an affiliate of the Company or a person acting on behalf of such an affiliate;

(c)	since no action has been taken to permit an offering of the Placing Shares in any jurisdiction, you will not offer or sell any of the Placing Shares which may be acquired by you in any jurisdiction or in any circumstances in which such offer or sale is not authorised or to any person to whom it is unlawful to make such offer, sale or invitation except under circumstances that will result in compliance with any applicable laws and/or regulations. In particular, you understand that the Placing Shares have not been and will not be registered under the Securities Act or with any State or other jurisdiction of the United States;

(d)	you have the ability to bear the economic risk of your investment in the Placing Shares, have adequate means of providing for your current and contingent needs, have no need for liquidity with respect to your investment in the Placing Shares, and are able to sustain a complete loss of your investment in the Placing Shares and will not look to us for all or part of any such loss;

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BOCOM INTERNATIONAL SECURITIES LIMITED

(e)	you acknowledge that (a) the shares of the Company are listed on The Hong Kong Stock Exchange and the Company is therefore required to publish certain business and financial information in accordance with the rules and practices of the Hong Kong Stock Exchange (the “Exchange Information”), which includes, amongst other things, a description of the Company’s principal activities and the Company’s balance sheet, income statement and cash flow statement and any information relating to the Company and its subsidiaries (if any) which is necessary to enable the holders of the shares of the Company and the public to appraise the position of the Company and its subsidiaries (if any), and that you are able to obtain or access the Exchange Information without undue difficulty; (b) you have conducted your own investigation with respect to the Placing Shares; (c) you have received all information that you believe is necessary or appropriate in connection with your subscription for the Placing Shares; (d) you have consulted your own independent advisors or otherwise have satisfied yourselves concerning, without limitation, the tax, legal, currency and other economic considerations related to the investment in the Placing Shares, and have only relied on the advice of, or have only consulted with, such independent advisers; and (e) you have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the prospective investment in the Placing Shares;

(f)	you understand that no disclosure or offering document has been or will be prepared in connection with the Placing and that no other material regarding the Placing Shares or the Company has been, or will be provided to you by us and no such material or other information has been requested from us;

(g)	you will not hold us responsible for any misstatements in or omissions from any publicly available information concerning the Company, including any Exchange Information;

(h)	you may not rely, and agree that you have not relied, on any investigation or due diligence that we, any of our affiliates or any person acting on our behalf, may have conducted with respect to the Placing Shares, business, financial condition, properties and prospects of the Company, and none of such persons has made any representation to you, express or implied, with respect to the Placing Shares, business, financial condition, properties and prospects of the Company and the accuracy, completeness or adequacy of any publicly available information;

(i)	you will, on demand, indemnify and keep indemnified (i) us and our agents, subsidiaries, affiliates (within the meaning of the Securities Act (and shall include the partners of any such affiliates)) and their respective directors, officers, employees and agents and (ii) the Company and its affiliates, directors, officers, agents and employees for losses or liabilities incurred by any of them or us arising out of or in connection with any breach by you of the oral contract to subscribe for the Allocated Shares constituted by our telephone conversation, or any other breach of your obligations hereunder. No claim shall be made against us by you to recover any damage, cost, charge or expense which you may suffer or incur by reason of or arising from the carrying out by you of the work to be done by you pursuant hereto or the performance of your obligations hereunder or otherwise in connection with the Placing;

(j)	your agreement to subscribe for the Allocated Shares constituted your authorisation to us to complete, on your behalf, any application for Placing Shares and all other necessary application required in connection with the subscription for the Placing Shares and (subject to paragraph 4 above) for the registration of the Placing Shares in the name of HKSCC Nominees Limited;

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BOCOM INTERNATIONAL SECURITIES LIMITED

(k)	you had at all relevant times and still have full power and authority to enter into the contract recorded in this letter to subscribe for the Allocated Shares for your own account and/or for the account of one or more persons for whom you exercise investment discretion and your oral agreement to do so as recorded herein constitutes your valid and legally binding obligation and is enforceable in accordance with its terms;

(l)	you will comply with all laws, regulations and restrictions which may be applicable in your jurisdiction and you have obtained or will obtain any consent, approval or authorisation required for your agreement to subscribe for and accept delivery of the Allocated Shares;

(m)	you will provide all assistance required by us or the Company in meeting our respective obligations to provide information regarding the placees of the Allocated Shares as required by the Hong Kong Stock Exchange and/or any relevant regulatory authority or governmental agency;

(n)	you acknowledge the confidential nature of the matters to which the Placing relates and, accordingly, you will not disclose this letter or any related matter to any third party without our prior written consent;

(o)	you will comply strictly with the terms of this letter and the enclosed Form of Acknowledgement letter in purchasing the Allocated Shares;

(p)	you (and any nominee and any person on whose behalf you are subscribing for the Allocated Shares (the “Beneficial Owner”) as specified in the Form of Acknowledgement) (i) are not, and will not immediately after completion of the Placing be, a “connected person” (as defined below) and are, and will immediately after completion of the Placing be independent of any, “connected person” of the Company as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), including, but not limited to, any director, chief executive, or substantial shareholder (being anyone who is entitled to exercise or control the exercise of 10% or more of the voting power at any general meeting of the Company) of the Company or any of its subsidiaries or any associate (as defined under the Listing Rules) of any of them within the meaning of the Listing Rules; (ii) are independent of, and do not act in concert with (as defined in the Hong Kong Code on Takeovers and Mergers), any director, chief executive, or substantial shareholder of the Company or any of its subsidiaries or any associate of any of them in relation to the control of the Company or acquisition of voting rights or control in the Company; (iii) are not directly or indirectly funded or backed by a connected person (as defined under the Listing Rules) of the Company or any controlling shareholder of the Company; and (iv) are not a person who is accustomed to take instructions from a connected person (as defined in the Listing Rules) of the Company or the controlling shareholder of the Company in relation to the acquisition, disposal, voting or any other disposition of the securities in the Company;

(q)	you have not offered or sold and will not offer or sell any Allocated Shares to any connected person (as defined under the Listing Rules) of the Company including but not limited to any director, chief executive or substantial shareholder of the Company or any of its subsidiaries or their respective associates;

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BOCOM INTERNATIONAL SECURITIES LIMITED

(r)	you will accept the Allocated Shares on and subject to the terms and conditions of the memorandum and articles of association of the Company;

(s)	we neither make nor have made any warranty, representation or recommendation with respect to the Allocated Shares (including its merits), the subscription or offer thereof, or as to the condition, financial, business or otherwise, of the Company or its subsidiaries or as to any other matter relating thereto or in connection therewith. Nothing herein shall be construed as a recommendation to you to subscribe for the Allocated Shares. Your confirmation of your agreement will constitute your acknowledgement that you have not relied on any statement, opinion or representation made by us or on our behalf to induce you to subscribe for the Allocated Shares and that you have and will continue to make your own appraisal of the Placing and the other matters referred to in this Placing Letter. No information has been supplied by us or the Company and you confirm that you have relied upon your own investigations and resources in deciding to invest in the Placing Shares;

(t)	except for any liability which cannot by law be excluded, neither we, nor the Company, nor any of our or their respective related bodies corporate nor any directors, officers, employees or advisers of us or the Company or any of our or their respective related bodies corporate, accept any responsibility in relation to the Placing;

(u)	you irrevocably authorise us to produce this letter to any interested party in any administrative or legal proceeding or regulatory or official enquiry with respect to the matters covered therein;

(v)	you will require any person for whose account you are purchasing the Allocated Shares and any person to whom you may offer or sell any Allocated Shares to comply with the provisions of this paragraph 5;

(w)	if you are in Hong Kong, you are a person whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent and that you are a professional investor within the meaning of the Securities and Futures Ordinance;

(x)	if you are in the United Kingdom, you are a person whose ordinary activities involve you in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of your business;

(y)	you acknowledge that the Placing Shares have not been and will not be registered under the Securities Act, and have not been and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

(z)	you have not made and will not make to any person to whom Placing Shares may be offered any representation or statement regarding the Company or the financial or business position or prospects of the Company which was not or is not at the time of making the same general public knowledge; and

(aa)	You acknowledge that we and others will rely upon the truth and accuracy of your representations and acknowledgments set forth herein, and you agree to notify us promptly in writing if any of your representations or acknowledgments herein ceases to be accurate and complete.

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BOCOM INTERNATIONAL SECURITIES LIMITED

6	You should be aware of your rights and obligations under the Personal Data (Privacy) Ordinance (Cap 486 of the Laws of Hong Kong). Information and personal data provided by you to us in connection with the Placing are required to enable us, the Company and to perform services connected with the Placing and to observe any rules, legal or regulatory requirements including the disclosure of such data to certain regulatory bodies (including the Hong Kong Stock Exchange and the Securities and Futures Commission) and the publishing of certain public announcements that in certain circumstances may include the disclosure of your name and such other information as required. Your agreement to subscribe for the Allocated Shares constitutes your authorisation to us to disclose to the Company all information and personal data provided by you to us in connection with the Placing and we and the Company may provide such data to any agent, representative and associate which provides services in connection with the Placing and to regulatory bodies (including the Hong Kong Stock Exchange and the Securities and Futures Commission). You may also be requested by the regulatory bodies and us (including for submission to regulatory bodies) to provide evidence that such information and personal data as well as matters referred to in this letter are true and correct. Your agreement to subscribe for the Allocated Shares also constitutes your authorisation to the Company to disclose your name and your subscription for the Allocated Shares in the announcement to be published by the Company in respect of the Placing.

7	Time shall be of the essence in the contract concluded between us. All times referred to in this letter and the attachments hereto shall be references to Hong Kong time.

8	This letter constitutes confirmation of a pre-existing contract which, subject to our termination rights in paragraph 3 above, remains in force regardless of whether or not you return the Form of Acknowledgement. The oral contract concluded between you and ourselves in respect of your agreement to subscribe for the Allocated Shares as recorded in this letter is governed by, and shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

Please acknowledge your receipt of this letter, which records the terms and conditions of the contract concluded between us relating to your subscription for the Allocated Shares, by signing and returning the enclosed Form of Acknowledgement as soon as possible, and in any event, so as to reach us by not later than 5:00p.m. on 26 May 2015. The documents should, whenever possible, be returned to us by personal delivery. In the alternative, they may be sent to us attention: Operations Department_placment by facsimile, at fax no. (852) 8148 6118 , with the original to follow as soon as possible. All subscribers must complete Parts 1 and 2 of the Form of Acknowledgement.

By signing and returning the Form of Acknowledgement enclosed herewith, you undertake that, in the event that you are subscribing the Placing Shares for the account of any of your clients, you shall procure that such client shall be informed of the foregoing provisions and shall agree to be bound by the foregoing provisions as if such client were party to the agreement evidenced by this letter.

No amendment to the terms and conditions of this letter will be acceptable to us.

No authorised signatory is required on this Placing Letter from BOCOM International Securities Limited

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FORM OF ACKNOWLEDGEMENT

To:	BOCOM International Securities Limited	Date:

Attention:

Fax No.:

Ladies and Gentlemen,

For the account of         allocated shares

PLACING (THE “PLACING”) CONSISTING OF         NEW SHARES OF NOMINAL VALUE HK$        EACH (THE “PLACING SHARES”) IN THE SHARE CAPITAL OF           (THE “COMPANY”) AT A PLACING PRICE OF HK$          PER PLACING SHARE BY BOCOM INTERNATIONAL SECURITIES COMPANY LIMITED

PART 1 - TO BE COMPLETED BY ALL PLACEES

We acknowledge receipt of your letter dated               May 2015 confirming the terms and conditions of the oral contract which was concluded between you and ourselves (the “Placing Letter”). We confirm that we have agreed to subscribe for the Allocated Shares specified in the Placing Letter on the terms and conditions of the contract recorded in the Placing Letter and we have agreed to the various representations, warranties and agreements contained in the Placing Letter, including those set forth in paragraph 5 therein.

Yours faithfully,

For and on behalf of KongZhong Corporation

/s/ Wang Leilei

Authorised Signatory

From:     KONGZHONG CORPORATION

PART 2 - REGISTRATION FORM/DELIVERY INSTRUCTIONS

All sections must be completed in full.

(PLEASE USE BLOCK LETTERS)

Name of Placee (in full): KONGZHONG CORPORATION

Name of beneficial owner (if applicable): KONGZHONG CORPORATION (NASDAQ: KZ)

Address of Placee and (if applicable) beneficial owner:

35 FLOOR, TENGDA PLAZA, NO. 168, XIZHIMENWAI STREET, BEIJING, CHINA

Business Registration Certificate No. (or equivalent corporate registration number) and country of incorporation of Placee and (if applicable) beneficial owner:

Passport No./Hong Kong I.D. Card No. of Placee and (if applicable) beneficial owner:

No. of Placing Shares to be allotted:

No. of shares of the Company currently held by Placee and (if applicable) beneficial owner (excluding any Placing Shares to be acquired): 8,893,300

Share certificates will be issued in the name of HKSCC Nominees Limited and deposited directly into Central Clearing and Settlement System (CCASS) for initial credit into the stock account maintained in CCASS. for further delivery against payment to the account as set out below.

Specimen signature(s) of registered holder(s)/authorised signatory(ies) with company chop (if applicable).

Delivery Instructions:

Name of Agent/CCASS Participant ________________________________ (in the case of joint individual investor participants, insert names of all joint individual investor participants)

Address:

CCASS Account No./Participant I.D.:

Contact Name:

Telephone No.:

Facsimile No.:

Signature

For and on behalf of KongZhong Corporation

By	/s/ Wang Leilei

Name in capitals:	LEILEI WANG